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                                                                   EXHIBIT 10(c)



                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between Clarissa C. Marques, Ph. D. an individual ("Officer"), and MAGELLAN HEALTH SERVICES, INC., a Delaware corporation ("Employer").

     WHEREAS, Employer desires to continue to obtain the services of Officer and Officer desires to continue to render services to Employer; and

     WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's continued employment with Employer under this Agreement and terminate certain prior written agreements with Officer dated March 12, 1997 and May 2, 1995;

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

     STATEMENT OF AGREEMENT

     1. EMPLOYMENT. Employer and Officer agree that the earlier written agreements dated March 12, 1997 and May 2, 1995 with Officer are terminated and of no further force and effect as of the effective date of this Agreement. Employer agrees to employ Officer, and Officer accepts such employment in accordance with the terms of this Agreement, for an initial term of three years commencing on January 1, 1999 and, unless terminated earlier in accordance with the terms of this Agreement, ending on December 31, 2001. After the initial three year term has expired, this Agreement will renew automatically on the anniversary date of each year for a one year term. If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least sixty days prior to the next anniversary date.

     2. POSITION AND DUTIES OF OFFICER. Officer will serve as Executive Vice President of Employer. Officer agrees to serve in such position, or in such other positions of a similar status or level as Employer determines from time to time, and to perform the commensurate duties that Employer may assign from time to time to Officer until the expiration of the term or such time as Officer's employment with Employer is terminated pursuant to this Agreement.

     3.   TIME DEVOTED AND LOCATION OF OFFICER.

          (a) Officer will devote her full business time and energy to the business affairs and interests of Employer, and will use her best efforts and abilities to promote Employer's interests. Officer agrees that she will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with her position and in accordance with the policies established by the Employer and provided to Officer from time to time.


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          (b)  Officer's primary business office and normal place of work will be located in Columbia, Maryland.

     4.   COMPENSATION.

          (a) BASE SALARY. Employer will pay Officer a base salary in the amount of two hundred seventy thousand dollars per year, which amount will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Officer. Such salary will be subject to review and adjustment by Employer from time to time. Any reduction in Officer's base salary will be consistent with and the result of reductions made generally regarding other officers or employees at her level including the President and Chief Executive Officer of Employer.

          (b) BENEFITS. Officer will continue to participate in Magellan's Benefit Plans commensurate with her position. Officer will receive separate information detailing the terms of the Benefit Plans and the terms of that plan will control. Officer also will be eligible to participate in any annual incentive plan and stock option plan applicable to Officer by its terms. Officer will be entitled during the term of this Agreement to such other benefits of employment with Employer as are now or may later be in effect for salaried officers or employees of Employer, and also will be eligible to participate in other benefits adopted for officers or employees at her level.

     5. EXPENSES. During the term of this Agreement, Employer will reimburse Officer promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer's business upon receipt of reasonably supporting documentation as required by Employer's policies applicable to its officers and employees generally.

     6.   TERMINATION.

          (a) TERMINATION DUE TO RESIGNATION AND TERMINATION WITH CAUSE. Except as otherwise set forth in this Agreement, this Agreement, Officer's employment, and Officer's rights to receive compensation and benefits from Employer, will terminate upon the occurrence of any of the following events: (i) the effective date of Officer's resignation without good reason, or (ii) termination for cause at the discretion of Employer under the following circumstances: (a) Officer's commission of an act of fraud or dishonesty involving her duties on behalf of Employer; (b) Officer's willful failure or refusal to faithfully and diligently perform duties assigned to Officer or other breach of any material term under this Agreement; (c) Officer's willful failure or refusal to abide by Employer's policies, rules, procedures or directives; or (d) Officer's conviction of a felony or a misdemeanor involving moral turpitude. If Officer is terminated pursuant to this Section 6(a), Employer's only remaining financial obligation to Officer under this Agreement will be to pay any earned but unpaid base salary through the date of Officer's termination.


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     For the events described in Sections 6(a)(ii)(b) and (c), Employer will give Officer written notice of such event and a reasonable opportunity to cure such situation, but in no event less than thirty days.

          (b) TERMINATION WITHOUT CAUSE. Officer may terminate her employment without cause at any time by giving thirty days written notice of resignation to Employer. Employer may terminate this Agreement without cause at any time by giving thirty days prior written notice to Officer. If Employer terminates this Agreement without cause, Employer may direct Officer to immediately cease providing services. If Employer terminates this Agreement without cause, Employer shall continue to pay Officer the compensation provided for in Section 4(a) of this Agreement for a period of time equal to the greater of (i) the remaining term of this Agreement or (ii) two years. In addition, Employer will pay Officer, as additional severance, a prorated amount of the Annual Bonus provided for in Section 4(b) based on the number of months from the anniversary date of this Agreement and the date of termination. No other benefits or compensation will be paid to Officer if she is terminated pursuant to this
Section 6(b), unless otherwise provided for in the terms of the applicable plan or benefit. Non-renewal of this Agreement by Employer will constitute a termination without cause pursuant to this Section.

          (c) TERMINATION BY OFFICER FOR GOOD REASON. Officer may terminate this Agreement, and her employment with Employer, for "good reason" upon the occurrence of any of the following:

               (i) a requirement by Employer that Officer relocate her primary business office in order to fulfill Officer's duties under this Agreement;

               (ii) the failure of Employer to comply with Section 4; or

               (iii) any material breach of this Agreement by Employer; or

               (iv) the assignment to Officer of any duties inconsistent with Officer's status as an Executive Vice President.

               Prior to terminating this Agreement pursuant to this Section, Officer shall give to Employer written notice of her "good reason" for terminating this Agreement and provide Employer with a reasonable period in which to contest or correct the "good reason", but in no event less than thirty days. In the event of a termination for "good reason" pursuant to this Section, Officer will be entitled to receive all compensation and benefits provided for in this Agreement for a termination by Employer without cause.

          (d) AUTOMATIC TERMINATION. This Agreement will terminate automatically upon the death or permanent disability of Officer. Officer will be deemed to be "Disabled" or to suffer from a "Disability" within the meaning of this Agreement if, because of a physical or mental impairment, Officer has been unable to perform the essential functions of her position for a period of 180 consecutive days, or if Officer can reasonably be expected to be unable to perform the essential functions of her position for such period. The term "essential duties" is defined as the ability to consistently perform her assigned duties, including travel requirements.


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Subject to continuing coverage under applicable benefit plans, if Officer is terminated pursuant to this Section 6(d), Employer's only remaining financial obligation to Officer under this Agreement will be to pay any earned but unpaid base salary through the date of Officer's termination.

          (e)  EFFECT OF TERMINATION. Except as otherwise provided for in this
Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Officer has not been compensated or reimbursed for services performed prior to termination (the amount of compensation to be prorated for the portion of the pay period prior to termination); the rights and obligations under Sections 7, 8 and 9; and all procedural and remedial provisions of this Agreement. A termination of this Agreement will constitute a termination of Officer's employment with Employer.

          (f) TERMINATION UPON A CHANGE OF CONTROL. Officer will be entitled to terminate this Agreement upon a change of control and will be entitled to all of the salary, benefits and other rights provided in this Agreement as though the termination had been initiated by Employer without cause. For purposes of this Agreement, a change of control will take place upon the occurrence of any of the following events: (a) the acquisition after the beginning of the term in one or more transactions of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Officer or the Chief Executive Officer) or any group of persons or entities (other than Officer or Chief Executive Officer) who constitute a group (within the meaning of Rule 13d-5 of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than 50% of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of Employer; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation; PROVIDED, that if Officer becomes entitled to any payments (whether hereunder or otherwise) by reason of an event described in Internal Revenue Code Section 280G (a "Parachute Event") that would constitute "excess parachute payments" (as defined in Internal Revenue Code
Section 280G) if paid, then Officer's entitlement to such payments will be reduced by such amount as will cause none of such payments to constitute excess parachute payments, if, and only if, the net amount received by Officer by reason of the Parachute Event, after imposition of all applicable taxes (including taxes under Internal Revenue Code Section 4099), would be greater after such reduction than if such reduction were not made.


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     7.   PROTECTION OF CONFIDENTIAL INFORMATION/NON-COMPETITION/NON-
          SOLICITATION.

     Officer covenants and agrees as follows:

          (a) During Employer's employment of Officer and for a period of two years following the termination of Officer's employment for any reason, Officer will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Officer's employment or after receipt of the prior written consent of Employer, any confidential information or trade secrets of Employer or its controlled subsidiaries or affiliates, including, but not limited to, the following: lists of past, current or potential customers of Employer and its controlled subsidiaries and affiliates; all systems, manuals, materials, processes and other intellectual property of any type used by Employer or its controlled subsidiaries and affiliates in connection with their respective business operations; financial statements, cost reports and other financial information; contract proposals and bidding information; rate and fee structures; policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements (collectively, the "Confidential Information"). The obligation not to use or disclose any Confidential Information will not apply to: (i) any Confidential Information known by Officer before commencing employment with Employer, (ii) Confidential Information which Officer obtains from a third party, provided Officer has no actual or constructive knowledge that the third party obtained the Confidential Information by wrongful or inappropriate means, (iii) following the termination of the employment of Officer with Employer, to any information that is or becomes public knowledge through no fault of Officer, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge, or (iv) disclosure compelled by legal process. The above will be without prejudice to any rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

          (b) Officer covenants and agrees that during the term of her employment with Employer and for a period of two years immediately following the termination of said employment for any reason, she will not, directly or indirectly, seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of Employer. Provided, however, in the event of Officer's resignation, this Section 7(b) shall only apply for a period of one year.

     The following definitions shall apply to this Section:

- "Competitor" means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or in part, in the provision or sale of behavioral or other specialty managed care services.


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-    "Competitive Position" means any position or employment with a "Competitor"
of Employer in which Officer is engaged in a position of providing or overseeing clinical and operational services.

- "Restricted Territory" is the geographic area set forth in Exhibit A to this Agreement. The parties agree to review the geographic area included within the Restricted Territory from time to time at either party's request and the Restricted Territory will thereafter be modified so that its coverage extends to, but only to, the geographic area necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates engaged in the provision or sale of behavioral or other specialty managed care services. No such reformation will be valid unless it is evidenced by written amendment to this Agreement and signed by both parties.

          (c) To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its controlled subsidiaries and affiliates, Officer agrees that, for a period of one year immediately following the termination of her employment with Employer, she will not, without the prior written permission of Employer, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling or providing behavioral or other specialty managed care services if Employer, or the particular controlled subsidiary or affiliate of Employer, is then still engaged in the sale or provision of such services at the time of the solicitation. For purposes of this
Section 7(c), "Customer" means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, behavioral or other specialty managed care services, and with whom Officer had, alone or in conjunction with others, Material Contact during the twelve months prior to the termination of her employment. For purposes of this Section 7(c), Officer had "Material Contact" with a customer if (i) Officer had business dealings with the customer on behalf of Employer or its controlled subsidiaries or affiliates; (ii) Officer was responsible for supervising or coordinating the dealings between the customer and Employer or its controlled subsidiaries or affiliates; or (iii) Officer obtained trade secrets or confidential information about the customer as a result of Officer's association with Employer or its controlled subsidiaries or affiliates.

          (d) During Employer's employment of Officer and for a period of one year following the termination of Officer's employment with Employer for any reason, Officer will not solicit for employment, directly or indirectly, any employee of Employer or any of its controlled subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one year period immediately prior to Officer's termination.

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     8.   WORK MADE FOR HIRE. Officer agrees that any written program materials, protocols, research papers and all other writings (the "Work"), which Officer develops for Employer's use, or for use by Employer's controlled subsidiaries or affiliates, during the term of this Agreement, will be considered "work made for hire" within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Officer agrees to assign, convey, and transfer to the Employer all right, title and interest Officer may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Officer agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.
The foregoing will not apply to any writings Officer develops which are not for Employer's use or are in each instance specifically excluded in advance of publication from the coverage of the foregoing by Employer's Board of Directors.

          9. PROPERTY OF EMPLOYER. Officer agrees that, upon the termination of Officer's employment with Employer, Officer will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Officer. Provided, however, Officer shall be entitled to retain individualized bound volumes of transaction documents in which Officer provided services.

          10. GOVERNING LAW. This Agreement and all issues relating to the validity, interpretation and performance will be governed by and interpreted under the laws of the State of Maryland.

          11. REMEDIES. Employer and Officer agree that an actual or threatened violation by Officer of the covenants and obligations set forth in Sections 7, 8 and 9 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and that the remedy at law for any such violation will be inadequate. Officer agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. The provisions of Sections 7, 8 and 9 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

          12. ARBITRATION. Except for an action for injunctive relief as described in Section 11, any disputes or controversies arising under this Agreement will be settled by arbitration in Columbia, Maryland in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes. The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.



------
Officer's
Initials

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          13.  NOTICES. Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

          To Officer:         Clarissa C. Marques, Ph. D.
                              13785 Lakeside Drive
                              Clarksville, MD  21029

          To Employer:        Magellan Health Services, Inc.
                              6950 Columbia Gateway Drive
                              Columbia, Maryland  21046
                              Attention:  President and Chief Executive Officer
                              Facsimile:  410-953-5213

          With a copy to:     Magellan Health Services, Inc.
                              3414 Peachtree Road, N.E.
                              Suite 1400
                              Atlanta, Georgia 30326
                              Attention: General Counsel
                              Facsimile:  404-814-5795

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

          14. HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

          15. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, if such reformation is allowable under applicable law.

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          16.  BINDING EFFECT. This Agreement will be binding upon and shall inure to the benefit of each party and each party's respective successors, heirs and legal representatives. This Agreement may not be assigned by Officer to any other person or entity but may be assigned by Employer to any wholly-owned subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

          17. EMPLOYER POLICIES, REGULATIONS AND GUIDELINES FOR OFFICERS. Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its officers. These materials are general guidelines for Officer's information and will not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

          18. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement, will be valid unless made in writing and signed by each of the parties. No representations, inducements or agreements have been made to induce either Officer or Employer to enter into this Agreement which are not expressly set forth within this Agreement. Officer and Employer acknowledge and agree that Employer's wholly-owned subsidiaries and affiliates are express third party beneficiaries of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the _____ day of ________________, 1998.


                                    MAGELLAN HEALTH SERVICES, INC.
"Officer"                           "Employer"
Clarissa C. Marques, Ph. D.


_______________________________     By:  ________________________________
                                    Name: ______________________________
                                    Title: _______________________________

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                                    EXHIBIT A
                              RESTRICTED TERRITORY

The Restricted Territory is any location within a radius of fifty miles of any existing operation of Employer, or its affiliates or controlled subsidiaries, engaged in the delivery of behavioral managed care services. For purposes of this Section "existing operation" shall not include staff model provider clinics of Employer.















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